 Exhibit 4.5

FOURTH AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of November 11, 2016 by and among HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“HTS MWD”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“HTS GWD”), BROOKLYN CHEESECAKE & DESSERT ACQUISITION CORP., a New York corporation (“BCDA”), MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“MLC”), CHRISTIAN DISPOSAL, LLC, a Missouri limited liability company (“Christian Disposal”), and FWCD, LLC, a Missouri limited liability company (“FWCD” and together with HTS MWD, HTS GWD, BCDA, MLC, and Christian Disposal, the “Companies” and each, a “Company”), MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”) and certain subsidiaries of Holdings, the Lenders from time to time party thereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Lead Arranger.

RECITALS

A.           The Companies, Holdings, Lenders and Administrative Agent are parties to that certain Credit and Guaranty Agreement, dated as of December 22, 2015 (as amended by that certain First Amendment to Credit and Guaranty Agreement, dated as of March 9, 2016 (the “First Amendment”), by that certain Second Amendment to Credit and Guaranty Agreement, dated as of July 19, 2016 (the “Second Amendment”), by that certain Waiver and Amendment Letter, dated as of August 16, 2016 (the “Third Amendment”), and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Companies;
B.           The Companies have requested that the Lenders amend certain provisions of the Credit Agreement and waive certain Events of Default, and, subject to the terms and conditions hereof, the Lenders executing this Amendment are willing to do so; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENT

1. Section 1.1 of the Credit Agreement is amended by replacing the definitions of “Availability”, “Consolidated Corporate Overhead” and “Leverage Ratio” and in their entirety with the following:
“Availability” means, on any date of determination, the lesser of (a)(i) the aggregate principal amount of the Commitments as of such date less (ii) the aggregate principal balance of the Loans as of such date, and (b)(i)(A) the sum of the trailing twelve months Consolidated Adjusted EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 5.1(a) multiplied by (B) the then in effect maximum Leverage Multiple, less (ii) the sum of (A) the aggregate principal balance of the Loans as of such date plus (B)(x) all other Consolidated Total Debt as of such date, less (y) the aggregate outstanding principal amount of Subordinated Debt as of such date. Availability shall be computed giving pro forma effect to all Credit Extensions proposed to be made on the relevant date of determination.

“Consolidated Corporate Overhead” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP including, without limitation, all expenditures associated with the compensation and benefits of the corporate officers and staff of Holdings and its Subsidiaries (including the chief executive officers, chief financial officers and chief operating officers thereof) and legal, audit, insurance and accounting costs and expenses associated with the corporate compliance of Holdings and its Subsidiaries and excluding such other expenditures that, in accordance with GAAP, (i) are or should be included in Consolidated Interest Expense, (ii) are taxes based on income, (iii) are capitalized expenditures, (iv) are operating expenses, and (v) are other non-Cash or non-recurring items consented to by Administrative Agent in writing in its sole discretion.
“Leverage Ratio” means as of any date of determination, the ratio of (a) (i) Consolidated Total Debt as of such date, less (ii) the aggregate outstanding principal amount of Subordinated Debt as of such date, to (b) Consolidated Adjusted EBITDA for the twelve month period ending on such date (or if such date of determination is not the last day of a fiscal month, for the twelve fiscal month period ending as of the most recently concluded for which financial statements are required to have been delivered hereunder).
2. Section 2.13 of the Credit Agreement is amended by replacing subsection (c)(iv) of such Section in its entirety with the following:
(iv) to pay Consolidated Corporate Overhead in an aggregate amount (x) not to exceed $2,100,000 in any period of twelve consecutive fiscal months ending on or prior to December 31, 2017 and (y) not to exceed $1,350,000 in any period of twelve consecutive fiscal months ending after December 31, 2017;
2.           Section 6.8 of the Credit Agreement is amended by replacing subsection (e) of such Section in its entirety with the following:
(e) Maximum Consolidated Corporate Overhead. Holdings shall not permit Consolidated Corporate Overhead to exceed (x) $2,100,000 in any period of twelve consecutive fiscal months ending on or prior to December 31, 2017 and (y) $1,350,000 in any period of twelve consecutive fiscal months ending after December 31, 2017.

3.           Section 6.8 of the Credit Agreement is further amended by replacing subsection (d) of such Section in its entirety with the following:
(d)
Maximum Consolidated Growth Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Growth Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, (but in no event more than 50% of the aggregate amount for such Fiscal Year) of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Growth Capital Expenditures for such previous Fiscal Year; provided further, that for the Fiscal Year ending December 31, 2015, Consolidated Growth Capital Expenditures shall be measured only for the period from the Closing Date through December 31, 2015:
Fiscal Year	Consolidated Growth Capital Expenditures
December 31, 2015	$250,000
December 31, 2016	$4,375,000
December 31, 2017	$750,000
December 31, 2018	$750,000
December 31, 2019	$1,750,000
December 31, 2020 and each Fiscal Year ending thereafter	$750,000

B.  LIMITED WAIVER

The Lenders hereby waive the Events of Default that have occurred and are continuing

(a) under Section 8.1(c) of the Credit Agreement due to Holdings permitting the Leverage Ratio, as of the last day of the Fiscal Quarter ending September 30, 2016, to be greater than 5.25:1.00;

(b)           under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to have Consolidated Corporate Overhead less than or equal to $1,350,000 in the twelve consecutive fiscal months ending September 30, 2016, as required by Section 6.8(e) of the Credit Agreement; and

(c)           under Section 8.1(c) of the Credit Agreement due to Holdings permitting Consolidated Growth Capital Expenditures, as of September 30, 2016, to exceed the level permitted under Section 6.8(d) of the Credit Agreement.

The waivers set forth in this Section B are limited to the specified Events of Default set forth herein and nothing herein, nor any communications among Administrative Agent, any Lender or any Credit Party shall be deemed a waiver with respect to any other Default or Event of Default, or any future failure of any Credit Party to comply fully with any provision of the Credit Agreement or any provision of any other Credit Document (including, but not limited to, any possible future Default or Event of Default of which the Administrative Agent or any Lender may have been advised).

C.  CONSENT

Notwithstanding the failure of the Credit Parties to satisfy the requirements of Section 3.2(a)(v) and Section 3.2(a)(vi) of the Credit Agreement due to the failure of the Credit Parties to be in pro forma compliance with the Leverage Ratio, the Administrative Agent and Lenders signatory hereto consent to the disbursement of a Revolving Loan in the amount of $1,045,000, in accordance with the terms and provisions of the Credit Agreement, pursuant to that certain Funding Notice dated as of the date hereof and delivered Administrative Agent.

D.  CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, the Credit Parties shall have no rights under this Amendment, until Administrative Agent shall have received each of the following:

(i)  reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent) to the extent invoiced prior to the date hereof; and

(ii) executed counterparts to this Amendment from each Company, each other Credit Party, and each of the Lenders.

E. REPRESENTATIONS

To induce the Lenders and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent that:

1.           The execution, delivery and performance by such Credit Party of this Amendment (a) are within each Credit Party’s corporate or limited liability company power; (b) have been duly authorized by all necessary corporate, limited liability company and/or shareholder action, as applicable; (c) are not in contravention of any provision of any Credit Party’s certificate of incorporation or formation, or bylaws or other organizational documents; (d) do not violate any law or regulation, or any order or decree of any Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any such Subsidiary or any of their respective property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of any Credit Party or any of its Subsidiaries; and (g) do not require the consent or approval of any Governmental Authority or any other person;

2.           This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

3.           After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

F. OTHER AGREEMENTS

1. Continuing Effectiveness of Credit Documents. As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto and each Credit Party reaffirms and ratifies all terms of the Credit Agreement, as amended hereby, and other Credit Documents. To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Companies of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of any Company to the Lenders or any other obligation of any Company, or any actions now or hereafter taken by the Lenders with respect to any obligation of any Company, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3. Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Administrative Agent and the Lenders under the Credit Agreement and the other Credit Documents are in full force and effect, are properly perfected to the extent required under the Collateral Documents and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

4. Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties to the Lenders and Administrative Agent. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. The Companies agree to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Amendment.

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Release. Each Credit Party hereby releases, acquits, and forever discharges Administrative Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Administrative Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Credit Documents, other than claims, liabilities or obligations caused by Administrative Agent’s or any Lender’s own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE SOLUTIONS, INC., as Holdings

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

BROOKLYN CHEESECAKE & DESSERT ACQUISITION CORP.

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: President

MERIDIAN LAND COMPANY, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

CHRISTIAN DISPOSAL, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

FWCD, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

[Signature Page to Fourth Amendment to Credit and Guaranty Agreement]

GOLDMAN SACHS SPECIALTY LENDING GROUP, LP, as Administrative Agent

By: /s/ Stephen Hipp
Name: Stephen Hipp
Title: Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By: /s/ Stephen Hipp
Name: Stephen Hipp
Title: Senior Vice President

[Signature Page to Fourth Amendment to Credit and Guaranty Agreement]